Exhibit 4

Ceragon Networks Ltd.
2003 Amended and Restated Share Option and RSU Plan
(as amended September 6, 2010)

A.  NAME AND PURPOSE

           1.           Name:  This plan, as amended from time to time, shall be known as the “Ceragon Networks Ltd. 2003 Amended and Restated Share Option and RSU Plan” (the “Plan”).

           2.           Purpose: The purpose and intent of the Plan is to provide incentives to employees and directors, consultants and contractors of Ceragon Networks Ltd., a company incorporated under the laws of the State of Israel (the “Company”), or any subsidiary or affiliate thereof (where applicable in this Plan, the term “Company” shall include any subsidiary or affiliate of the Company), by providing them with opportunities to purchase Ordinary Shares, nominal value of 0.01 New Israeli Shekel each (“Shares”) of the Company, pursuant to a plan approved by the Board of Directors of the Company (the “Board”) which is designed to benefit from, and is made pursuant to, the provisions of either Section 102 or Section 3(9) of the Israeli Income Tax Ordinance [New Version] 1961 (the “Ordinance”), as applicable, and the rules and regulations promulgated thereunder.

B.  GENERAL TERMS AND CONDITIONS OF THE PLAN

           3.           Administration:

                      3.1           The Board may appoint a Share Incentive Committee, which will consist of such number of Directors of the Company, as may be fixed from time to time by the Board. The Board shall appoint the members of the committee, may from time to time remove members from, or add members to, the Committee and shall fill vacancies in the Committee however caused. Subject to applicable law and at the Board’s sole discretion, the Share Incentive Committee or other committee of the Board will administer the Plan. However, until the Board shall delegate administration to such committee, or if such delegation is not permitted by law, the Board will administer the Plan (the Share Incentive Committee or other committee of the Board or the Board, as applicable, shall hereinafter be referred to as the “Committee”).

                      3.2           The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places, as it shall determine.  Actions taken by a majority of the members of the Committee, at a meeting at which a majority of its members is present, or acts reduced to, or approved in, writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.

                      3.3           Subject to the general terms and conditions of this Plan and applicable law, the Committee shall have the full authority in its discretion, from time to time and at any time, to determine (i) the persons (“Grantees”) to whom options to purchase Shares (the “Options”) and/or restricted share units ("RSUs") shall be granted, (ii) the number of Shares subject to each Option or RSU, (iii) the time or times at which the same shall be granted, (iv) the schedule and conditions on which such Options or RSUs may be exercised and on which such Shares shall be paid for, and/or (v) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

                      3.4           Subject to the general terms and conditions of the Plan and the Ordinance, the Committee shall have the full authority in its discretion, from time to time and at any time, to determine:

                                (a)           with respect to the grant of 102 Options and/or 102 RSUs (as defined in Section 5.1(a)(i) below) - whether the Company shall elect the “Ordinary Income Route” under Section 102(b)(1) of the Ordinance (the “Ordinary Income Route”) or the “Capital Gains Route” under Section 102(b)(2) of the Ordinance (the “Capital Gains Route”) (each of the Ordinary Income Route or the Capital Gains Route - a “Taxation Route”) for the grant of 102 Options and/or 102 RSUs, and the identity of the trustee, subject to Board approval, who shall be granted such 102 Options and/or 102 RSUs in accordance with the provisions of this Plan and the then prevailing Taxation Route.

Ceragon Networks Ltd.
2003 Amended and Restated Share Option and RSU Plan

                                          In the event the Committee determines that the Company shall elect one of the Taxation Routes for the grant of 102 Options and/or 102 RSUs, the Company shall be entitled to change such election only following the lapse of one year from the end of the tax year in which 102 Options and/or 102 RSUs are first granted under the then prevailing Taxation Route; and

                                (b)           with respect to the grant of 3(9) Options and/or 3(9) RSUs (as defined in Section 5.1(a)(ii) below) - whether or not 3(9) Options and/or 3(9) RSUs shall be granted to a trustee in accordance with the terms and conditions of this Plan, and the identity of the trustee who shall be granted such 3(9) Options and/or 3(9) RSUs in accordance with the provisions of this Plan.

                      3.5           Notwithstanding the aforesaid, the Committee may, from time to time and at any time, grant 102 Options and/or 102 RSUs that will not subject to a Taxation Route, as detailed in Section 102(c) of the Ordinance (“102(c) Options” or "102(c) RSUs").

                      3.6           The Committee may, from time to time, adopt such rules and regulations for carrying out the Plan as it may deem necessary.  No member of the Board or of the Committee shall be liable for any act or determination made in good faith with respect to the Plan or any Option and/or RSU granted thereunder.

                      3.7           The interpretation and construction by the Committee of any provision of the Plan or of any Option and/or RSU thereunder shall be final and conclusive and binding on all parties who have an interest in the Plan or any Option and/or RSU or Share issuance thereunder unless otherwise determined by the Board.

           4.           Eligible Grantees:

                      4.1           The Committee, at its discretion, may grant Options and/or RSUs to any employee, director, consultant or contractor of the Company. Anything in this Plan to the contrary notwithstanding, all grants of Options and/or RSUs to office holders shall be authorized and implemented only in accordance with the provisions of applicable law.

                      4.2           The grant of an Option and/or an RSU to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of options and/or restricted share units pursuant to this Plan or any other share option plan of the Company.

           5.           Grant of Options and/or RSUs, Issuance of Shares, Dividends and Shareholder Rights:

5.1           Grant of Options and/or RSUs and Issuance of Shares.

                                (a)           Subject to the provisions of the Ordinance and applicable law and except to the extent that Options and/or RSUs are granted to individuals not subject to the Ordinance,

                                           (i)           all grants of Options and/or RSUs to employees, directors and office holders of the Company, other than to a Controlling Shareholder of the Company (i.e., "Baal Shlita", as such term is defined in the Ordinance), shall be made only pursuant to the provisions of Section 102 of the Ordinance and the rules and regulations promulgated thereunder (respectively, “102 Options” and "102 RSUs"), or any other section of the Income Tax Ordinance that will be relevant for such issuance in the future; and

Ceragon Networks Ltd.
2003 Amended and Restated Share Option and RSU Plan

                                           (ii)           all grants of Options and/or RSUs to consultants, contractors or Controlling Shareholders of the Company shall be made only pursuant to the provisions of Section 3(9) of the Ordinance and the rules and regulations promulgated thereunder (respectively, “3(9) Options” and 3(9) RSUs), or any other section of the Ordinance that will be relevant for such issuance in the future.

                                (b)           Subject to Sections 7.1 and 7.2 hereof, the effective date of the grant of an Option and/or an RSU (the “Date of Grant”) shall be the date the Committee resolves to grant such Option and/or an RSU or a later date specified by the Committee in its determination relating to the award of such Option and/or RSU.  The Committee shall promptly give the Grantee written notice (the “Notice of Grant”) of the grant of an Option and/or an RSU.

                                (c)           Trust.  In the event Options and/or an RSUs are granted under the Plan to a trustee designated by the Committee in accordance with the provisions of Section 3.4 hereof and, with respect to 102 Options and/or an 102 RSUs, approved by the Israeli Commissioner of Income Tax (the “Trustee”), the Trustee shall hold each such Option and/or RSU and the Shares issued upon exercise thereof in trust (the “Trust”) for the benefit of the Grantee in respect of whom such Option or an RSU was granted (the “Beneficial Grantee”).

                                           In accordance with Section 102 of the Ordinance and the rules and regulations promulgated thereunder, the tax treatment of 102 Options and/or 102 RSUs (and any Shares received upon exercise of such Options and/or RSUs) in accordance with the Ordinary Income Route or Capital Gains Route, as applicable, shall be contingent upon the Trustee holding such 102 Options and/or 102 RSUs for a period (the “Trust Period”) of at least (i) one year from the end of the tax year in which the 102 Options and/or 102 RSUs are granted, if the Company elects the Ordinary Income Route, or (ii) two years from the end of the tax year in which the 102 Options and/or 102 RSUs are granted, if the Company elects the Capital Gains Route, or (iii) such other period as shall be approved by the Israeli Commissioner of Income Tax.

With respect to 102 Options and/or 102 RSUs granted to the Trustee, the following shall apply:

 (i)       A Grantee granted 102 Options and/or 102 RSUs shall not be entitled to sell the Shares received upon exercise thereof (the “Exercised Shares”) or to transfer such Exercised Shares (or such 102 Options and/or 102 RSUs) from the Trust prior to the lapse of the Trust Period;

(ii)       Any and all rights issued in respect of the Exercised Shares, including bonus shares but excluding cash dividends (“Rights”), shall be issued to the Trustee and held thereby until the lapse of the Trust Period, and such Rights shall be subject to the Taxation Route which is applicable to such Exercised Shares.

                                           Notwithstanding the aforesaid, Exercised Shares or Rights may be sold or transferred, and the Trustee may release such Exercised Shares (or 102 Options and/or 102 RSUs) or Rights from Trust, prior to the lapse of the Trust Period, provided however, that tax is paid or withheld in accordance with Section 102(b)(4) of the Ordinance and Section 7 of the 102 Rules.

Ceragon Networks Ltd.
2003 Amended and Restated Share Option and RSU Plan

                                           All certificates representing Shares issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the Trust as herein provided.

                                (d)           Subject to the terms hereof, at any time after the Options and/or RSUs have vested, with respect to any Options and/or RSUs or Shares the following shall apply:

                                           (i)           Upon the written request of any Beneficial Grantee, the Trustee shall authorize release from the Trust of the Options and/or RSUs granted, and/or the Shares issued, on behalf of such Beneficial Grantee, by executing and delivering to the Company such instrument(s) as the Company may require, giving due notice of such release to such Beneficial Grantee;

                                           (ii)           Alternatively, provided the Shares are listed on a stock exchange or admitted to trading on an electronic securities trading system (such as the Nasdaq Stock Market), upon the written instructions of the Beneficial Grantee to sell any Shares issued upon exercise of Options and/or RSUs, the Trustee or the Company’s designee shall effect such sale in accordance with the Beneficial Grantee’s instructions and shall transfer such Shares to the purchaser thereof concurrently with the receipt, or after having made suitable arrangements to secure the payment of the proceeds of the purchase price in such transaction.  The Trustee or the Company’s designee shall withhold from such proceeds the amounts of any and all taxes required to be paid in respect of such sale and the Trustee or the Company’s designee shall remit the amount so withheld to the appropriate tax authorities and shall pay the balance thereof directly to the Beneficial Grantee, reporting to such Beneficial Grantee and to the Company the amount so withheld and paid to said tax authorities.

                      5.2           Guarantee. In the event a 102(c) Option and/or a 102(c) RSU is granted to a Grantee who is an employee at the time of such grant, if the Grantee's employment is terminated, for any reason, the Committee shall have the authority to instruct such Grantee to transfer his/her 102(c) Option and/or 102(c) RSU to a trustee who shall hold such 102(c) Option and/or 102(c) RSU, and the Exercised Shares received upon exercise thereof, in trust to guarantee the full payment of all taxes required to be paid in connection with any action involving such 102(c) Option and/or 102(c) RSU or the Exercised Shares.

                      5.3           Dividend.  All Shares issued upon the exercise of Options or RSUs granted under the Plan shall entitle the Beneficial Grantee thereof to receive dividends with respect thereto. For so long as Shares issued to the Trustee on behalf of a Beneficial Grantee are held in the Trust, the dividends paid or distributed with respect thereto shall be remitted to the Trustee for the benefit of such Beneficial Grantee or if such dividends are paid in cash they shall be paid directly to such Beneficial Grantee, as shall be solely determined by the Committee prior to each such distribution or payment.

                      5.4           Shareholder Rights.  The holder of an Option and/or an RSU shall have no shareholder rights with respect to the Shares subject to the Option and/or the RSU until such person shall have exercised the Option, paid the exercise price or until the RSU shall be exercised and the Grantee shall become the recordholder of the purchased Shares.

           6.           Reserved Shares: The Company has reserved sufficient authorized but unissued Shares for purposes of the Plan subject to adjustments as provided in Section 11 hereof. Notwithstanding the aforesaid, the Committee shall have full authority in its discretion to determine that the Company may issue, for the purposes of this Plan, previously issued Shares that are held by the Company, from time to time. All Shares under the Plan, in respect of which the right hereunder of a Grantee to purchase the same shall, for any reason, terminate, expire or otherwise cease to exist, shall again be available for grant through Options and/or RSUs under the Plan.

Ceragon Networks Ltd.
2003 Amended and Restated Share Option and RSU Plan

           7.           Grant of Options and/or RSUs:

                      7.1           The implementation of the Plan and the granting of any Option and/or RSU under the Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Options and/or RSUs granted under it and the Shares issued pursuant to it.

                      7.2           Without derogating from the foregoing, the Committee in its discretion may, subject to the provisions of the Ordinance, award to Grantees Options and/or RSUs available under the Plan, provided however, that 102 Options and/or 102 RSUs granted under one of the Taxation Routes may be granted to the Trustee only following the fulfillment of any procedure required by the Ordinance or any rules or regulations promulgated thereunder.

                      7.3           The Notice of Grant shall state, inter alia, the number of Shares subject to each Option and/or RSU, the Vesting Period (as defined below), the dates when the Options and/or RSUs may be exercised or shall be automatically exercised, as the case may be, the exercise price, whether the Options and/or RSUs granted thereby are 102 Options and/or 102 RSUs (and under which Taxation Route the Options and/or RSUs are granted) or 3(9) Options and/or 3(9) RSUs, and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with this Plan. Each Notice of Grant evidencing a 102 Option and/or a 102 RSU shall, in addition, be subject to the provisions of the Ordinance applicable to such options and/or RSUs.

                              The term “Vesting Period” of an Option and/or an RSU means, for the purpose of the Plan and its related instruments (a) the period between the date of grant and the date on which the holder of an Option may exercise the Option; or (b) the period between the date of grant and the date on which the RSU shall no longer be subject to forfeiture, as the case may be.

                      7.4           Validity of Options.  Without derogating from the rights and powers of the Committee under Section 7.3 hereof, and without derogating from the provisions of Section 10 hereof, unless otherwise specified by the Committee, the Options shall be valid for a term of ten (10) years. The schedule pursuant to which such Options shall vest, and the Grantee thereof shall be entitled to pay for and acquire the Shares, shall be determined by the Committee.

                      7.5           Acceleration of Vesting.  Anything herein to the contrary in this Plan notwithstanding, the Committee shall have full authority to determine any provisions regarding the acceleration of the Vesting Period of any Option and/or RSU or the cancellation of all or any portion of any outstanding restrictions with respect to any Option and/or RSU upon certain events or occurrences, and to include such provisions in the Notice of Grant on such terms and conditions as the Committee shall deem appropriate.

           8.           Exercise Price:

                      8.1           The exercise price per Share subject to each Option shall be determined by the Committee in its sole and absolute discretion; provided, however, that such exercise price shall not be less than the par value of the Shares into which such Option is exercisable.

                      8.2.           The exercise price per Share subject to each RSU shall be determined by the Committee in its sole and absolute discretion and shall be specified in the applicable RSU Notice of Grant; provided, however, that unless otherwise determined by the Committee (which determination shall not require shareholder approval unless so required in order to comply with Mandatory Law), the Exercise Price shall be no more than the underlying Share’s nominal value. For the removal of any doubt, the Committee shall be authorized (without the need for shareholder approval unless so required in order to comply with Mandatory Law) to determine that the Exercise Price of an RSU is to be USD 0.00 (zero).

Ceragon Networks Ltd.
2003 Amended and Restated Share Option and RSU Plan

           9.           Exercise of Options:

                     9.1           Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan.

                      9.2           The exercise of an Option shall be made by a written notice of exercise (the “Notice of Exercise”) delivered by the Grantee (or, with respect to Options held in the Trust, by the Trustee upon receipt of written instructions from the Beneficial Grantee) to the Company or its designee at its principal executive office, specifying the number of Shares to be purchased and containing such other terms and conditions as the Committee shall prescribe from time to time.

                      9.3           Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 10 hereof, if any Option has not been exercised and the Shares subject thereto not paid for within ten (10) years after the Date of Grant (or any shorter period set forth in the Notice of Grant), such Option and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and, in the event that in connection therewith any Options are still held in the Trust as aforesaid, the Trust with respect thereto shall ipso facto expire, and the Shares subject to such Options shall again be available for grant through Options under the Plan, as provided for in Section 6 herein.

                      9.4           Each payment for Shares shall be in respect of a whole number of Shares, and shall be effected in cash or by a bank’s check payable to the order of the Company, or such other method of payment acceptable to the Company.

           9A.        Automatic Exercise of RSUs:

 Immediately upon the vesting of each RSU or on such other date as may be established by the Committee in the RSU Notice of Grant, such RSU shall, unless stated otherwise in the Notice of Grant,  automatically be exercised for an Exercised Share of the Company, and, unless otherwise determined by the Board, the Grantee shall pay to the Company its nominal value as a precondition to any issuance of such Exercised Share, by means of set-off and deduction at source of the Exercise Price multiplied by the number of Exercised Shares, from any amount to which the Grantee may be entitled from the Company, including without limitation from any salary, fee, severance payment, etc.  In the event that the Committee does not specify a date for the automatic exercise of an RSU, the date of the automatic exercise, if applicable, shall be the date the RSU vests.

 However, the Company shall have the full authority in its discretion to determine at any time that the nominal value shall not be paid and that the Company shall capitalize applicable profits or take any other action to ensure that it meets any requirement of applicable law regarding issuance of shares for consideration that is lower than the nominal value of such Shares.

 As soon as administratively practicable (which generally could be at least 10 business days) following the exercise date of any RSU, and without any notification by the Grantee if the exercise is automatic, the Company shall issue the underlying Exercised Share(s) to the Grantee.

   10.         Termination of Employment or Relationship:

                      10.1           Employees.  In the event that a Grantee, who was an employee of the Company on the Date of Grant of any Options and/or RSUs to him or her, ceases, for any reason, to be employed by the Company all Options and/or RSUs theretofore granted to such Grantee when such Grantee was an employee of the Company shall terminate in accordance with this Section. As used in this Section, the term “Cessation of Employment” means the last working day for which the Grantee receives salary from the Company. Upon Cessation of Employment, all vesting of Options and/or RSUs shall cease and ,all Options and/or RSUs that have not vested shall immediately terminate.

Ceragon Networks Ltd.
2003 Amended and Restated Share Option and RSU Plan

                                (a)           Termination by Death or Disability.   If the Grantee’s Cessation of Employment is by reason of death or ”Disability” (as hereinafter defined), such Options (to the extent vested at the Cessation of Employment) shall be exercisable by the Grantee or the Grantee's guardian, legal representative, estate or other person to whom the Grantee's rights are transferred by will or by laws of descent or distribution, at any time until twelve (12) months  from the Cessation of Employment, and shall thereafter terminate (the “Special Grace Period”).

                                            For purposes hereof, “Disability” shall mean the inability to engage in any substantial gainful occupation for which the Grantee is suited by education, training or experience, by reason of any medically determinable physical or mental impairment which is expected to result in such person’s death or to continue for a period of six (6) consecutive months or more.

                                (b)           Termination for Cause.  Subject to Subsection 10.1(c) below, in the case of Grantee’s Termination for Cause (as defined below), all fully vested and unexercised Options and all unpaid shares purchased under the Plan shall terminate three (3) months from the Cessation of Employment, whether oral or written. The term “Termination For Cause” means the termination of employment of the Grantee under circumstances which do not entitle the employee to severance pay under applicable law.

                                (c)           Termination for Serious Cause. Notwithstanding Subsection 10.1(b) above, if the Grantee’s Cessation of Employment is due to (i) breach of the Grantee’s duty of loyalty towards the Company, or (ii) breach of the Grantee’s duty of care towards the Company, or (iii) the commission of any flagrant criminal offense by the Grantee, or (iv) the commission of any act of fraud, embezzlement or dishonesty towards the Company by the Grantee, or (v) any unauthorized use or disclosure by the Grantee of confidential information or trade secrets of the Company, or (vi) any other intentional misconduct by the Grantee (by act or omission) adversely affecting the business or affairs of the Company in a material manner, all the Options whether vested or not shall ipso facto expire immediately and be of no legal effect and all RSUs that have not yet been exercised, whether or not vested, shall immediately be forfeited.

                                (d)           If the Grantee’s Cessation of Employment is due to any reason other than those stated in Sections 10.1(a), 10.1(b) and 10.1(c) herein, such Options (to the extent vested at the Cessation of Employment) shall be exercisable at any time until fourteen (14) days after the Cessation of Employment, and shall thereafter terminate (the “General Grace Period”); provided, however, that (a) in the case of termination of the Grantee’s employment either by the Company or by the Grantee under circumstances which entitle the employee to severance pay under applicable law, the grace period shall be three (3) months after Cessation of Employment and (b) in the case of voluntary termination of employment by the Grantee, the President of the Company shall have the discretion to extend the General Grace Period to three (3) months; and provided further, if the Grantee dies within such period, such Options (to the extent vested at the Cessation of Employment) shall be exercisable by the Grantee’s legal representative, estate or other person to whom the Grantee's rights are transferred by will or by laws of descent or distribution at any time until six (6) months from the Cessation of Employment (the “Special Grace Period”), and shall thereafter terminate.

                                (e)           Retirement.  If a Grantee retires, he shall, subject to the approval of the Committee, continue to enjoy such rights, if any, under the Plan and on such terms and conditions, with such limitations and subject to such requirements as the Committee in its discretion may determine.

                                (f)           Committee Determination. Whether the Cessation of Employment of a particular Grantee is by reason of “Disability” for the purposes of paragraph 10.1(a) hereof or by virtue of “retirement” for purposes of paragraph 10.1(e) hereof, or is a termination of employment other than by reason of such Disability or retirement, or is for reasons as set forth in paragraph 10.1(c) hereof, shall be finally and conclusively determined by the Committee in its absolute discretion.

Ceragon Networks Ltd.
2003 Amended and Restated Share Option and RSU Plan

         10.2           Directors, Advisory Board Members, Consultants and Contractors.  Upon the “Termination of Relationship” with the Company (as defined below) of a Grantee, who is a director, Advisory Board Member, consultant or contractor of the Company, all Options and/or RSUs granted to such Grantees shall terminate in accordance with this Section 10.2. Upon Termination of Relationship, all vesting of Options and/or RSUs shall cease and, all Options and/or RSUs that have not vested shall immediately terminate.

10.2.1           For the purposes of this Section 10.2, the term "Termination of Relationship” shall have the following meanings, as appropriate, based upon the type of Grantee:

                                 (a)        Directors. With respect to Company directors, the Termination of Relationship shall occur immediately following the Board’s acceptance of a letter of resignation of a Grantee; or upon the date of the Board’s resolution terminating the director term of a Grantee; or immediately following the annual general meeting of the shareholders at which such director is not reelected, as the case may be;

                                 (b)        Consultants and Contractors.  With respect to consultants and contractors, the Termination of Relationship shall occur upon the expiration of the relevant agreement or on the date on which the consulting or contractor agreement between such consultant or contractor and the Company expires, or the date on which either of the parties to such agreement sends the other notice of its intention to terminate such agreement; and

                                 (c)        Advisory Board Members. With respect to Company Advisory Board Members, the Termination of Relationship shall occur immediately following the Board’s acceptance of a letter of resignation of a Grantee; or upon the date of the Board’s resolution terminating the Advisory Board term of a Grantee; or upon the expiration of the Advisory Board term (if not renewed by the Board) of such Grantee.

10.2.2   Upon the Termination of Relationship, all fully vested and unexercised Options and all unpaid Shares purchased under the Plan shall terminate following a grace period of six (6) months from the Termination of the Relationship for Grantees described in subsection 10.2.1 (a) and (c) above (the “Special Grace Period”); and following a grace period of three (3) months from the Termination of the Relationship for Grantees described in subsection 10.2.1 (b) (the “General Grace Period”).

10.2.3    Notwithstanding the provisions of Section 10.2.2, regarding Options granted to directors as of the approval of this Section 10.2.3 by the shareholders of the Company, upon the Termination of Relationship for directors, all fully vested and unexercised Options and all unpaid Shares purchased under the Plan shall terminate following a grace period of eighteen (18) months from the Termination of Relationship.

                     10.3           Blackout Periods.

                                10.3.1           In the event that a General Grace Period or Special Grace Period as referenced above in Sections 10.1 and 10.2 (referred to collectively in this Section 10.3 as a “Grace Period”) begin following the commencement of any Company trading blackout period pursuant to the Company’s Policy Statement “STAFF RESTRICTIONS ON TRADING CERAGON NETWORKS LTD. STOCK )NASDAQ: CRNT( AND INSIDER TRADING” (referred to as a “Blackout Period”) such Grace Period shall be extended automatically and shall conclude 14 days or three months, as the case may be, following the end of any such Blackout Period in accordance with this Section.

                                10.3.2           In the event that a Blackout Period begins following the commencement of a Grace Period, then such Grace Period shall be extended automatically and shall conclude in the number of days following the end of the Blackout Period that remain in the Grace Period after commencement of the Blackout Period.  For example, if the Blackout Period begins three (3) calendar days after the commencement of a Grace Period, then following the end of the Blackout Period, there shall be eleven (11) calendar days or three months minus three days, as the case may be, left of such Grace Period.

Ceragon Networks Ltd.
2003 Amended and Restated Share Option and RSU Plan

                     10.4           Notwithstanding the foregoing provisions of this Section 10, the Committee shall have the discretion, exercisable either at the time an Option is granted or thereafter, to:

                                (a)           extend a Grace Period to such greater period of time as the Committee shall deem appropriate, but in no event beyond the specified expiration of the term of the Option;

                                (b)           permit the Option to be exercised, during the Grace Period, not only with respect to the number of Shares for which such Option is exercisable at the Date of Cessation but also with respect to one or more additional installments in which the Grantee would have vested under the Option had the Grantee continued in the employ or service of the Company.

           11.         Adjustments, Liquidation and Corporate Transaction:

                     11.1           Definitions:

                              “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

                                (i)           a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its subsidiaries;

                                (ii)           a sale or other disposition of at least eighty percent (80%) of the outstanding securities of the Company;

                                (iii)           a merger, consolidation or similar transaction of the Company in which the shares of common stock of the Company outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

                     11.2           Adjustments.  Subject to any required action by the shareholders of the Company, the number of Shares subject to each outstanding Option or RSU, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options or RSUs have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or RSU, as well as the price per share of Shares subject to each such outstanding Option or RSU, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares or the payment of a stock dividend (bonus shares) with respect to the Shares or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration."  Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option or an RSU.

                     11.3           Liquidation.  Unless otherwise provided by the Board, in the event of the proposed dissolution or liquidation of the Company, all outstanding Options and/or RSUs will terminate immediately prior to the consummation of such proposed action. In such case, the Committee may declare that any Option and/or RSU shall terminate as of a date fixed by the Committee and give each Grantee the right to exercise his Option and/or RSU, including any Option and/or RSU which would not otherwise be exercisable.

Ceragon Networks Ltd.
2003 Amended and Restated Share Option and RSU Plan

 11.4           Corporate Transaction.

                                (a)           Upon a Corporate Transaction involving another corporation or a parent or subsidiary of such other corporation (each, a “Successor Entity”), then, immediately prior to the effective date of such Corporate Transaction, each Option and/or RSU shall, at the sole and absolute discretion of the Board, either:

                                           (i)           be substituted for an option and/or a restricted share unit to purchase securities of the Successor Entity (respectively, the “Successor Entity Option” and the "Successor Entity RSU") such that the Grantee may exercise the Successor Entity Option and/or Successor Entity RSU for such number and class of securities of the Successor Entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Option and/or RSU been exercised immediately prior to the effective date of such Corporate Transaction; or

                                           (ii)           be assumed by the Successor Entity such that the Grantee may exercise the Option and/or RSU for such number and class of securities of the Successor Entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Option and/or RSU been exercised immediately prior to the effective date of such Corporate Transaction; or

                                           (iii)           automatically vest in full so that the Option and/or the RSU shall, immediately prior to the effective date of the Corporate Transaction, become fully exercisable or fully exercised, as the case may be, for all of the Shares at that time subject to the Option or the RSU and may be exercised for any or all of those Shares;

                                           In the event of a clause (i) or clause (ii) action, appropriate adjustments shall be made to the exercise price per Share to reflect such action.

                                           Immediately following the consummation of the Corporate Transaction, all outstanding Options and/or RSUs shall terminate and cease to be outstanding, except to the extent assumed by the Successor Entity.

                                (b)           Notwithstanding the foregoing, the Committee shall have full authority and sole discretion to determine that any of the provisions of Sections 11.4(a)(i), 11.4(a)(ii) or 11.4(a)(iii) above shall apply in the event of a Corporate Transaction in which the consideration received by the shareholders of the Company is not solely comprised of securities of the Successor Entity, or in which such consideration is solely cash or assets other than securities of the Successor Entity.

                     11.5           Sale.  In the event that all or substantially all of the issued and outstanding share capital of the Company is to be sold (the “Sale”), each Grantee shall be obligated to participate in the Sale and sell his or her Shares and/or Options and/or RSUs in the Company, provided, however, that each such Share or Option or RSU shall be sold at a price equal to that of any other Share sold under the Sale (minus the applicable exercise price), while accounting for changes in such price due to the respective terms of any such Option or RSU , and subject to the absolute discretion of the Board.

 11.6          The grant of Options and/or RSUs under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Ceragon Networks Ltd.
2003 Amended and Restated Share Option and RSU Plan

           12.         Limitations on Transfer:

                      12.1           No Option and/or RSU shall be assignable or transferable by the Grantee to whom granted otherwise than by will or the laws of descent and distribution, and an Option and/or an RSU may be exercised during the lifetime of the Grantee only by such Grantee or by such Grantee's guardian or legal representative.  The terms of such Option or RSU shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee.

                      12.2           Following the issuance of the Exercised Shares by virtue of the vested Options or the vested RSUs, as the case may be, the Exercised Shares shall be transferable; provided, however, that the transfer of Exercised Shares by the Grantee may be subject to applicable securities laws and regulations, lock-up periods, market stand-off provisions, and such other conditions and restrictions as may be included in the Company’s Articles, the Plan, any applicable Sub-Plan, the applicable Notice of Grant, and/or any conditions and restrictions included in the Company’s Insider Trading Policy, all as determined by the Board in its discretion. Upon request by the Company, a Grantee shall execute any agreement or document evidencing such transfer restrictions prior to the receipt of Exercised Shares hereunder.

           13.         Term and Amendment of the Plan:

                      13.1           The Plan shall terminate upon the earliest of (i) the expiration of the ten (10)-year period measured from the date the Plan was adopted by the Board, or (ii) the termination of all outstanding Options and/or RSUs in connection with a Corporate Transaction.  All Options and/or RSUs outstanding at the time of a clause (i) termination event shall continue to have full force and effect in accordance with the provisions of the Plan and the documents evidencing such Options and/or RSUs.

                      13.2           Subject to applicable laws, the Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects.  However, no such amendment or modification shall adversely affect any rights and obligations with respect to Options or RSUs at the time outstanding under the Plan, unless the Grantee consents to such amendment or modification.

                      13.3           Without derogating from the foregoing, the Board in its discretion may, at any time and from time to time, without the approval of the shareholders of the Company, increase the amount of authorized but unissued Shares reserved for purposes of the Plan.

           14.         Withholding and Tax Consequences: The Company’s obligation to deliver Shares upon the exercise of any Options and/or RSUs granted under the Plan shall be subject to the satisfaction of all applicable income tax and other compulsory payments withholding requirements. All tax consequences and obligations (of the Company or the Grantee) regarding any other compulsory payments arising from the grant or exercise of any Option and/or RSU, from the payment for, or the subsequent disposition of, Shares subject thereto or from any other event or act (of the Company or the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Company and/or the Trustee, as applicable, and hold them harmless against and from any and all liability for any such tax or other compulsory payment, or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax or other compulsory payment from any payment made to the Grantee.

           15.         Miscellaneous:

                      15.1           Continuance of Employment.  Neither the Plan nor the grant of an Option and/or an RSU thereunder shall impose any obligation on the Company to continue the employment or service of any Grantee. Nothing in the Plan or in any Option and/or RSUs granted thereunder shall confer upon any Grantee any right to continue in the employ or service of the Company for any period of specific duration, or interfere with or otherwise restrict in any way the right of the Company to terminate such employment or service at any time, for any reason, with or without cause.

Ceragon Networks Ltd.
2003 Amended and Restated Share Option and RSU Plan

                      15.2           Governing Law.  The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

                      15.3           Use of Funds.  Any proceeds received by the Company from the sale of Shares pursuant to the exercise of Options or RSUs granted under the Plan shall be used for general corporate purposes of the Company.

                      15.4           Multiple Agreements.  The terms of each Option or RSU may differ from other Options or RSUs granted under the Plan at the same time, or at any other time.  The Committee may also grant more than one Option or RSU to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Options and/or RSUs previously granted to that Grantee.  The grant of multiple Options and/or RSUs may be evidenced by a single Notice of Grant or multiple Notices of Grant, as determined by the Committee.

                      15.5           Non-Exclusivity of the Plan.  The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and/or restricted share units otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

                      15.6           Government Regulations. This Plan, the grant and exercise of Options and/or RSUs hereunder, and the obligation of the Company to sell and deliver shares under such Options and/or RSUs, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Grantee including the registration of the shares under the United States Securities Act of 1933, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.       Treatment of Options under U.S. Tax Code:

 Options granted under this Plan will be treated as “non-qualified” options under the United States Internal Revenue Code of 1986 (the “Code”) unless the options are intended to be “incentive stock options” under Code Section 422 and both the Options and the Plan satisfy the following additional requirements:

 16.1           Plan Requirements [for “incentive stock options”]:

(1)           the maximum number of shares which may be issued under Options granted pursuant to the Plan is twenty million (20,000,000).

(2)           the Plan must be approved by shareholders within 1 year of its adoption by the Board.

(3)           the shareholders must either adopt or approve, within 1 year, all Board-adopted Plan amendments that materially increase the benefits accruing to participants with respect to ISOs, materially increase the maximum number of shares which may be issued pursuant to options granted under the Plan, change the minimum exercise price of shares, change the class of eligible persons, extend the period for which Options may be granted or exercised, or withdraw the authority of the Committee to administer the Plan.

Ceragon Networks Ltd.
2003 Amended and Restated Share Option and RSU Plan

 16.2   “Incentive Stock Option” Requirements:

(1)            incentive stock options (“ISOs”) may be granted only to individuals who are Employees.

(2)            the Notice of Grant must specify that the Options subject to the agreement are intended to be ISOs.

(3)            the exercise price for each ISO must be no less than the fair market value of a share on the grant date (110% of the fair market value if the Grantee is a 10% or more shareholder of the Company).

(4)            no ISO may be exercisable more than 10 years after the date of grant (no more than 5 years in the case of a 10% shareholder of the Company).

(5)            no ISO may be granted to purchase Shares as to which the aggregate fair market value (determined as of the date of grant) of the stock which first becomes exercisable by the Grantee in any calendar year exceeds $100,000.

(6)            except as modified above, the ISOs shall be granted subject to the other provisions of the Plan.

 16.3           Holding Period Requirements of ISO Grantee:

(1)            the Grantee must not dispose of the Shares acquired under the ISO agreement within 2 years from the Date of Grant nor within 1 year from the exercise date; and

(2)            all times from the Date of Grant until the date which is 3 months (1 year in the case of exercise following Disability or death) prior to the exercise date the Grantee must be an Employee of the Company.

If the foregoing holding periods are not satisfied or the foregoing Option or Plan requirements are not met, an Option initially designated as an IS0 shall nevertheless remain in full force and effect, but for U.S. tax purposes shall be treated as a non-qualified Option.